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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

      Date of Report (Date of earliest event reported):   JANUARY 11, 1999

                             CARMIKE CINEMAS, INC.
             (Exact name of registrant as specified in its charter)

           DELAWARE                        0-14993                        58-1469127
 (State or other jurisdiction      (Commission File Number)      (IRS Employer Identification
       of incorporation)                                                     No.)

     1301 FIRST AVENUE, COLUMBUS GEORGIA                           31901
  (Address of principal executive offices)                      (Zip Code)

      Registrant's telephone number, including area code:  (706) 576-3400

         (Former name or former address, if changed since last report)

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

ITEM 5.  OTHER EVENTS

     On January 11, 1999, Carmike Cinemas, Inc. ("Carmike" or the "Company") issued a press release with respect to a $200.0 million subordinated debt transaction. The information contained in such press release (filed as Exhibit 99 herein) is hereby incorporated by reference into this Report.

                                    SUMMARY

     The words "Company", "Carmike", "we", "our", "ours", and "us" refer only to Carmike Cinemas, Inc. and not to any of our subsidiaries. Information in this Report as to the number of theatres and screens operated by us and average screens per theatre as of December 31, 1998 is net of theatres scheduled to be closed pursuant to our recently announced restructuring plan. See "-- Recent Developments -- Restructuring and Impairment Charges".

                                  THE COMPANY

     The Company is the largest motion picture exhibitor in the United States in terms of number of theatres operated and is the third largest in terms of the number of screens operated. As of December 31, 1998, the Company operated 468 theatres with an aggregate of 2,658 screens located in 36 states. The Company's theatres are located in small to mid-sized communities ranging in population size from approximately 7,700 to 456,000. As of December 31, 1998, management believes that the Company was the sole exhibitor in approximately 65% of its film licensing zones and was the leading exhibitor in approximately 83% of its film licensing zones. The Company believes that by focusing on these secondary markets, it can reduce its exposure to competition for customers and film product. Over the past five years, the Company has grown annual revenues and EBITDA at an annual compound rate of 21.7% and 22.1%, respectively. For the twelve months ended September 30, 1998, the Company had revenues, EBITDA and Adjusted EBITDA of $473.9 million, $87.2 million and $90.6 million, respectively. See "-- Summary Financial Data".

     Management believes the Company is among the most profitable operators in the industry. For the twelve months ended September 30, 1998, the Company's EBITDA margin was 18.4%, which management believes is significantly higher than the industry average. Over the past five years, the Company's film exhibition costs have averaged 53.4% of admissions revenues and its concession costs have averaged 14.4% of concessions revenues. Management believes that its film exhibition and concession costs are among the lowest in the industry and can be attributed to the Company's size and dominant position in most of its markets. Management also believes that its selling, general and administrative costs are among the lowest in the industry, at 1.5% of revenues for the twelve months ended September 30, 1998.

     The Company has grown substantially over the past several years. With 2,720 screens at the end of 1997, the Company has almost tripled its number of screens from 979 in 1990. During the same period, the Company also nearly tripled its attendance, from 26.2 million in 1990 to 75.3 million in 1997. Over the past five years, concessions revenue per patron has grown 4.1% per year, while margins on concessions sales have averaged 85.6%.

     The Company focuses on developing and operating multi-screen theatres. Nearly all of the Company's 2,658 screens as of December 31, 1998 were located in multi-screen theatres, with a Company average of 5.7 screens per theatre. The Company's theatres are sized to reflect the demographics and competitive landscape of the communities in which the Company operates. The Company's smaller markets have fewer screens per theatre, while the Company's mid-sized markets have theatres with a higher average screen count per theatre. In 1998, the Company built 16 new theatres with an average of 11.4 screens per theatre. The Company is in the process of expanding and improving its theatre base, adding new stadium seating auditoriums to certain existing theatres and retrofitting certain existing theatres with stadium seating and digital stereo surround sound. The Company intends to open 22 new theatres with an aggregate of 334 screens and an average of 15.2 screens per theatre in 1999. In addition, in 1999 the Company intends to add 48 stadium seating auditoriums to existing theatres and to retrofit approximately 83 existing auditoriums with stadium seating and digital stereo surround sound.

                               BUSINESS STRATEGY

     OPERATING STRATEGY. The Company believes that the following are the key elements of its operating strategy:

     CONCENTRATION IN SECONDARY MARKETS. The Company primarily operates in secondary markets which are underscreened or served by older theatres and offer less intense competition for both customers and film product. The Company's theatres are located in small to mid-sized communities ranging in size from Silsbee, Texas (population approximately 7,700) to Nashville, Tennessee (population approximately 456,000). These communities generally offer lower real estate prices and build-out costs and do not require as high a screen count per theatre as larger markets.

     SOLE OR LEADING EXHIBITOR. The majority of the Company's theatres are located in markets in which the Company is the sole or leading exhibitor within a particular film licensing zone. A film licensing zone is a geographic area, established by film distributors, where they allocate a given film to only one theatre. The Company currently serves approximately 360 film licensing zones located in 36 states. As of December 31, 1998, management believes that the Company is the sole exhibitor in approximately 65% of its film licensing zones, and is the leading exhibitor (operating 50% or more of the screens in a given zone) in approximately 83% of its film licensing zones. The Company believes that its position as the sole or leading exhibitor in a film licensing zone provides it with negotiating leverage among film producers and studios and contributes to its strong relationship with motion picture distributors.

     HIGHLY EFFICIENT, LOW COST OPERATIONS. The Company focuses on centralized, tight cost control measures to drive its operating margins, which management believes are among the highest in the movie exhibition industry. Management's focus on cost control extends from theatre development through operation of the Company's theatres. Management believes that it is able to reduce construction and operating costs by designing prototype theatres adaptable to a variety of locations and by actively supervising all aspects of construction. In addition, through the use of detailed daily management reports, the Company closely monitors theatre-level costs.

     EMPHASIS ON CUSTOMER SATISFACTION AND QUALITY CONTROL. The Company emphasizes customer satisfaction by providing convenient locations, comfortable seating, spacious lobbies and concession areas and a wide variety of film selections. The Company's theatre complexes feature clean, modern auditoriums with high quality projection and sound systems. As of December 31, 1998, 37% of the Company's auditoriums were equipped with digital stereo surround sound. The Company has added stadium seating to certain of its existing theatres and plans to include stadium seating in all of its new theatres. As of December 31, 1998, after giving effect to the Company's 1999 construction, expansion and retrofitting program, approximately 25.4% of the Company's auditoriums will feature stadium seating. The Company believes that all of these features serve to enhance its customers' movie-going experience and help build customer loyalty. In addition, the Company promotes customer loyalty though specialized marketing programs for its theatres and feature films. The Company has implemented an incentive bonus program for theatre-level management which provides for bonuses based upon reports of quality of service, presentation and cleanliness at individual theatres.

     CENTRALIZED COST CONTROL AND THEATRE MANAGEMENT THROUGH PROPRIETARY MANAGEMENT INFORMATION SYSTEM. The Company's proprietary computer system, I.Q. Zero, which is installed in all of its theatres, allows the Company to centralize most theatre-level administrative functions at its corporate headquarters, creating significant operating leverage. I.Q. Zero allows corporate management to monitor ticket and concessions sales and box office and concession staffing on a daily basis. The Company's integrated management information system, centered around I.Q. Zero, also coordinates payroll, tracks theatre invoices and generates operating reports analyzing film performance and theatre profitability. Accordingly, there is active communication between the theatres and corporate headquarters, which allows senior management to react to vital profit and staffing information on a daily basis and perform the majority of the theatre-level administrative functions, thereby enabling the theatre manager to focus on the day-to-day operations of the theatre. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Year 2000".

     GROWTH STRATEGY. The Company believes that the following are the key elements of its growth strategy:

     BUILD STATE-OF-THE-ART MULTIPLEX THEATRES. The Company believes that there are substantial opportunities to build new multiplex theatres in secondary markets that are currently underscreened or served by older theatres. The Company actively targets markets having a population size ranging from 75,000 to 250,000, which can support the development of multiplex theatres. The Company has designed a prototype multiplex theatre which has been tailored to the demographics of a particular location, resulting in construction and operating cost savings. The Company intends to open 22 new theatres with an aggregate of 334 screens and an average of 15.2 screens per theatre in 1999. The Company's new multiplex theatres feature state-of-the-art technology in projection, digital stereo surround sound and stadium seating. Management believes that the Company's multiplex theatres promote increased attendance and maximize operating efficiencies through reduced labor costs and improved utilization of theatre capacity. Multiplex theatres enable the Company to present a variety of films appealing to several segments of the movie-going public while serving customers from common support facilities (such as the box office, concession areas, restrooms and lobby). This strategy increases attendance, utilization of theatre capacity and operating efficiencies (relating to theatre staffing, performance scheduling and space and equipment utilization), and thereby improves revenues and profitability. Staggered scheduling of starting times minimizes staffing requirements for crowd control, box office and concession services while reducing congestion at the concession area.

     ADDITION OF NEW SCREENS AND RETROFITTING OF EXISTING THEATRES. To enhance profitability and to maintain competitiveness at existing theatres, the Company continues to add screens and retrofit its existing theatres, which encompasses the addition of stadium seating to certain existing theatres. The Company believes that through the addition of screens and the renovation and retrofitting of its facilities it can leverage the favorable real estate locations of certain of its theatres and thereby improve its operating margins at those theatres. In 1998, the Company retrofitted 114 auditoriums and added 16 auditoriums to existing theatres. As of December 31, 1998, the Company had 14 new screens under construction at two existing theatres and anticipates that it will add a total of 48 stadium seating auditoriums to certain existing theatres and retrofit approximately 83 existing auditoriums with stadium seating and digital stereo surround sound during 1999.

     DRIVE REVENUE GROWTH AND PROFITABILITY THROUGH CONCESSIONS SALES. In 1997, 27.6% of the Company's sales were derived from concessions, which averaged a margin of 85.5%. The Company's concessions strategy emphasizes quick and efficient service built around a limited menu primarily focused on higher margin items such as popcorn, candy and soft drinks. The Company actively seeks to promote concessions sales through the design and appearance of its concession stands, the training of its employees to cross-sell products, the introduction of promotional programs such as "super-size value deals" and the selective introduction of new products, such as bottled water, coffee and ice cream, at certain locations.

     DEVELOP ADDITIONAL REVENUE STREAMS. The Company actively engages in efforts to develop revenue streams in addition to admissions and concessions revenues. Certain of the Company's theatres include electronic video games located adjacent to or in the lobby, and on-screen advertising is provided on a number of the Company's screens, each of which provides additional revenues to the Company. Since 1997, the Company has opened five family entertainment centers under the name Hollywood Connection, including three which were developed pursuant to a joint venture with Wal-Mart, and which feature multiplex theatres and other forms of entertainment. The Company is currently evaluating this concept and is also exploring alternate revenue sources such as advertising and marketing programs on beverage and popcorn containers.

     SELECTIVE ACQUISITION OF THEATRES. While management believes that a significant portion of its future growth will come through the development of new theatres, the Company will continue to consider strategic acquisitions of complementary theatres or theatre companies. In addition, the Company may enter into joint ventures, which could serve as a platform for further expansion. The Company currently has no letters of intent or other written agreements for any specific acquisitions or joint ventures.

                              RECENT DEVELOPMENTS

RESTRUCTURING AND IMPAIRMENT CHARGES

     The opening of large multiplexes and theatres with stadium seating by the Company and certain of its competitors has tended to, and is expected to continue to, draw audiences away from certain older theatres, including theatres operated by the Company. In addition, demographic changes and competitive pressures can lead to the impairment of a theatre.

     As a result, the Company has identified a group of theatres in certain markets that do not fit its operating and growth strategies. In the fourth quarter of 1998, the Company's Board of Directors approved a restructuring plan involving the closure or disposition of these theatres. Under the restructuring plan, such theatres are scheduled to be closed during 1999. Related to these theatre closures, the Company will recognize a restructuring charge of approximately $33.0 million in the fourth quarter of 1998 which will be reserved for future cash expenditures. These theatres represented approximately 4.2% of the Company's total screens as of December 31, 1998, and generated approximately $3.4 million of negative EBITDA for the twelve months ended September 30, 1998.

     Additionally in the fourth quarter of 1998, the Company identified impairments of asset values for certain of its theatres. As a result, the Company also expects to recognize a non-cash impairment charge of approximately $37.0 million to $41.0 million in the fourth quarter of 1998 to reduce the carrying value of approximately 146 theatres with approximately 613 screens.

     The restructuring and impairment charges to be recognized in the fourth quarter of 1998 aggregated approximately $70.0 million to $74.0 million.

ANTICIPATED FOURTH QUARTER AND FULL-YEAR 1998 RESULTS

     Although the Company has not closed its books for the fourth quarter ended December 31, 1998 or completed its annual audit process, the Company anticipates revenues for the fourth quarter to be approximately $118.0 million, up from $111.3 million for the same period in 1997. Fourth quarter 1998 EBITDA, excluding the restructuring and impairment charges, is expected to be approximately $20.0 million to $21.3 million, compared with EBITDA of $18.9 million for the fourth quarter of 1997.

     For the full year ended December 31, 1998, the Company expects revenues to be approximately $480.0 million, up from $458.6 million in 1997. Full-year EBITDA, excluding the restructuring and impairment charges, is expected to be approximately $88.5 million to $89.8 million in 1998, compared with EBITDA of $89.1 million in 1997. Full-year EBITDA, adjusted for the elimination of the negative EBITDA associated with the theatres identified to be closed in the restructuring plan, excluding the restructuring and impairment charges, is expected to be approximately $91.9 million to $93.2 million in 1998.

     The Company has not yet finalized its financial statements for the fourth quarter of 1998, and as such, estimated and adjusted results of operations for such periods may be revised, and accordingly, you are cautioned not to place undue reliance on the results presented above. See "Risk Factors".

AMENDED CREDIT FACILITY

     The Company is in the process of amending and restating its $275.0 million revolving credit facility (as so amended and restated, the "Amended and Restated Revolving Credit Facility") with a consortium of banks which provides for borrowings for working capital, acquisitions and other general corporate purposes. The Amended and Restated Revolving Credit Facility will allow for the issuance of a new $75.0 million Term Loan B Facility (the "Term Loan B"), the proceeds of which will be applied to repay revolving credit borrowings. In addition, the Company expects the Amended and Restated Revolving Credit Facility to have reduced maximum available borrowings of $200.0 million following the application of the proceeds of the Term Loan B, an increased interest rate on borrowings thereunder and revised and additional financial covenants. The Company's ability to borrow under the Amended and Restated Revolving Credit Facility will be unaffected in the period prior to the funding of the Term Loan
B. The Term Loan B is not expected to be drawn until February 1999. There can be no assurance that the documents related to the Term Loan B and the Amended and Restated Revolving Credit Facility will contain or be amended to reflect the terms described above.

                             SUMMARY FINANCIAL DATA

     The following tables present summary historical consolidated financial data about us. You should read this information together with "Selected Historical Consolidated Financial and Other Data", "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's Condensed Consolidated Financial Statements and Notes thereto included in the Company's quarterly report on Form 10-Q for the quarter ended September 30, 1998.

     The following fiscal year data were derived from our audited consolidated financial statements:

     - our summary historical consolidated statement of income data for the fiscal years ended December 31, 1993, December 31, 1994, December 31, 1995, December 31, 1996 and December 31, 1997; and

     - our summary historical consolidated balance sheet data as of December 31, 1993, December 31, 1994, December 31, 1995, December 31, 1996 and
       December 31, 1997.

     In addition, the following data were derived from our unaudited consolidated financial statements:

     - our consolidated statement of income data for the latest trailing twelve months ("LTM") ended September 30, 1998;

     - our summary historical consolidated statement of income data for the nine months ended September 30, 1997 and September 30, 1998; and

     - our summary historical consolidated balance sheet data as of September 30, 1997 and September 30, 1998.

     We believe that such unaudited consolidated financial statements include all adjustments (consisting of only normal recurring adjustments) necessary for a fair presentation of our consolidated results of operations and financial condition for such periods. You should be cautioned that results of operations for the nine months ended September 30, 1998 are not necessarily indicative of the results that may be expected for the entire fiscal year ended December 31, 1998. The pro forma financial data have been derived from our historical financial statements and give pro forma effect to a subordinated debt transaction, the private placement of 550,000 shares of the Company's 5.5% Series A Senior Cumulative Convertible Exchangeable Preferred Stock in November, 1998 (the "Preferred Stock Placement") for aggregate consideration of $55.0 million, borrowings under the Term Loan B, the use of the proceeds of each of the foregoing, the Amended and Restated Revolving Credit Facility and the restructuring and impairment charges as though such transactions had occurred at the beginning of the applicable period or as of the applicable date. See "-- Recent Developments".

                                                        FOR THE                                    FOR THE                LTM
                                                   FISCAL YEAR ENDED                          NINE MONTHS ENDED          ENDED
                               ---------------------------------------------------------   ------------------------   -----------
                               DEC. 31,    DEC. 31,    DEC. 31,    DEC. 31,    DEC. 31,     SEPT. 30     SEPT. 30,     SEPT. 30,
                                1993(1)      1994        1995        1996        1997         1997         1998          1998
                               ---------   ---------   ---------   ---------   ---------   ----------   -----------   -----------
                                                  (IN MILLIONS EXCEPT PERCENTAGES, RATIOS AND OPERATING DATA)
STATEMENT OF INCOME DATA:
Revenues:
  Admissions.................   $ 167.3     $ 232.1     $ 253.7     $ 296.6     $ 319.2     $ 241.5       $ 248.8       $ 326.5
  Concessions and other......      74.5        95.5       111.0       130.1       139.4       105.8         113.8         147.4
                                -------     -------     -------     -------     -------     -------       -------       -------
        Total Revenues.......     241.8       327.6       364.7       426.7       458.6       347.3         362.6         473.9
Costs and expenses:
  Film exhibition costs......      90.9       123.6       135.6       157.0       169.7       126.2         132.1         175.6
  Concession costs...........       9.4        12.2        15.0        17.3        18.3        13.8          15.1          19.6

                                                        FOR THE                                    FOR THE                LTM
                                                   FISCAL YEAR ENDED                          NINE MONTHS ENDED          ENDED
                               ---------------------------------------------------------   ------------------------   -----------
                               DEC. 31,    DEC. 31,    DEC. 31,    DEC. 31,    DEC. 31,     SEPT. 30     SEPT. 30,     SEPT. 30,
                                1993(1)      1994        1995        1996        1997         1997         1998          1998
                               ---------   ---------   ---------   ---------   ---------   ----------   -----------   -----------
                                                  (IN MILLIONS EXCEPT PERCENTAGES, RATIOS AND OPERATING DATA)
  Other theatre operating
    costs....................   $  86.5     $ 119.0     $ 143.7     $ 164.1     $ 175.1     $ 132.4       $ 141.8       $ 184.5
  General and
    administrative...........       4.7         5.1         5.5         6.0         6.4         4.7           5.3           7.0
  Depreciation and
    amortization.............      16.2        22.5        27.2        28.4        33.4        24.2          27.9          37.1
  Impairment of long-lived
    assets...................        --          --          --        45.4          --          --            --            --
                                -------     -------     -------     -------     -------     -------       -------       -------
                                  207.7       282.4       327.0       418.2       402.9       301.3         322.2         423.8
                                -------     -------     -------     -------     -------     -------       -------       -------
  Operating Income...........      34.1        45.2        37.7         8.5        55.7        46.0          40.4          50.1
Interest expense.............      14.3        17.0        16.0        20.3        23.1        16.8          19.6          25.9
                                -------     -------     -------     -------     -------     -------       -------       -------
Income (loss) before income
  taxes......................      19.8        28.2        21.7       (11.8)       32.6        29.2          20.8          24.2
Income tax expense
  (benefit)..................       7.9        11.2         8.7        (4.5)       12.4        11.1           7.9           9.2
                                -------     -------     -------     -------     -------     -------       -------       -------
Net income (loss)............   $  11.9     $  17.0     $  13.0     $  (7.3)    $  20.2     $  18.1       $  12.9       $  15.0
                                =======     =======     =======     =======     =======     =======       =======       =======
OTHER FINANCIAL DATA:
  Capital expenditures.......   $  44.7     $  80.1     $ 122.5     $  94.0     $ 137.8     $ 121.6       $ 107.8       $ 124.1
  Cash flows provided by
    (used in):
    Operating activities.....      26.2        47.3        42.9        54.4        63.1        36.7          37.4          63.8
    Investing activities.....     (56.8)      (64.6)     (123.4)      (98.2)     (135.6)     (117.9)       (103.4)       (121.1)
    Financing activities.....      24.4        24.5        74.0        38.0        83.5        76.3          55.3          62.5
  EBITDA(2)..................      50.3        67.8        64.9        37.0        89.1        70.2          68.3          87.2
  EBITDAR(3).................      72.8       100.0       103.9        83.8       138.8       107.8         107.5         138.5
  EBITDA margin(4)...........      20.8%       20.7%       17.8%        8.7%       19.4%       20.2%         18.8%         18.4%
  EBITDAR margin(5)..........      30.1%       30.5%       28.5%       19.6%       30.3%       31.0%         29.6%         29.2%
  Ratio of total debt(6) to
    EBITDA...................       3.8x        2.3x        3.6x        7.3x        4.0x        4.9x          4.7x          4.7x
  Ratio of EBITDA to interest
    expense(7)...............       3.4x        3.9x        3.9x        1.7x        3.4x        3.7x          3.0x          2.9x
  Ratio of EBITDAR to
    interest expense(7) plus
    rent expense(8)..........       2.0x        2.0x        1.9x        1.2x        1.8x        1.9x          1.7x          1.7x
  Ratio of earnings to fixed
    charges(9)...............       1.9x        2.0x        1.7x         --(9)      1.8x        2.0x          1.6x          1.5x
  Pro forma ratio of earnings
    to fixed
    charges(9)(10)...........        --          --          --          --         1.8x         --           1.6x          1.5x
PRO FORMA FINANCIAL DATA
  (10):
  Adjusted EBITDA(11)........        --          --          --          --          --          --            --          90.6
  Pro forma ratio of total
    debt(6) to EBITDA........        --          --          --          --          --          --            --           4.3x
  Pro forma ratio of EBITDA
    to interest
    expense(7)(12)...........        --          --          --          --          --          --            --           2.9x
  Pro forma ratio of EBITDAR
    to interest
    expense(7)(12) and rent
    expense(8)...............        --          --          --          --          --          --            --           1.7x
  Pro forma ratio of total
    debt(6) to Adjusted
    EBITDA(7)................        --          --          --          --          --          --            --           4.2x
  Pro forma ratio of Adjusted
    EBITDA to interest
    expense(7)(12)...........        --          --          --          --          --          --            --           3.0x
OPERATING DATA:
  Theatre locations(13)......       409         445         519         519         520         525           501           501
  Screens(13)................     1,701       1,942       2,383       2,518       2,720       2,699         2,745         2,745
  Average screens per
    location.................       4.2         4.4         4.6         4.9         5.2         5.1           5.5           5.5

                                                        FOR THE                                    FOR THE                LTM
                                                   FISCAL YEAR ENDED                          NINE MONTHS ENDED          ENDED
                               ---------------------------------------------------------   ------------------------   -----------
                               DEC. 31,    DEC. 31,    DEC. 31,    DEC. 31,    DEC. 31,     SEPT. 30     SEPT. 30,     SEPT. 30,
                                1993(1)      1994        1995        1996        1997         1997         1998          1998
                               ---------   ---------   ---------   ---------   ---------   ----------   -----------   -----------
                                                  (IN MILLIONS EXCEPT PERCENTAGES, RATIOS AND OPERATING DATA)
  Total attendance (in
    thousands)...............    45,493      59,660      64,496      74,213      75,336      57,106        58,540        76,770
  Total average screens in
    operation................     1,427       1,852       2,151       2,476       2,644       2,622         2,734         2,728
  Average ticket price.......   $  3.68     $  3.89     $  3.93     $  4.00     $  4.24     $  4.23       $  4.25       $  4.25
  Average concession per
    patron...................   $  1.45     $  1.46     $  1.59     $  1.62     $  1.68     $  1.67       $  1.78       $  1.76

                                                                  AS OF SEPTEMBER 30, 1998
                                                               ------------------------------
                                                               ACTUAL    AS ADJUSTED (10)(14)
                                                               ------    --------------------
BALANCE SHEET DATA:
  Cash and cash equivalents.................................   $  5.8           $  5.8
  Property and equipment, net...............................    578.3            537.3
  Total assets..............................................    687.6            668.4
  Total long-term obligations, including current
    maturities..............................................    413.5            376.9
  Total shareholders' equity................................    216.2            218.2

---------------

 (1) Excludes the cumulative effect of $0.3 million from the adoption of FASB Statement No. 109.

 (2) We use EBITDA (income before interest expense, income taxes, depreciation and amortization) in analyzing our ability to meet our future debt service, capital expenditures, rentals and working capital requirements. However, EBITDA is not intended to represent cash flow from operations as defined by generally accepted accounting principles ("GAAP"), and you should not consider it as an indicator of operating performance or alternatives to cash flow (as measured by GAAP) as a measure of liquidity.

 (3) EBITDAR represents EBITDA before rent expense (see (8) below). While EBITDAR is not intended to represent cash flow from operations as defined by GAAP and should not be considered as an indicator of operating performance or an alternative to cash flow (as measured by GAAP), it is included herein to provide additional information with respect to the ability of the Company to meet its future debt service, capital expenditures, rental and working capital requirements.

 (4) Defined as EBITDA as a percentage of total revenue.

 (5) Defined as EBITDAR as a percentage of total revenue.

 (6) Includes capital lease obligations.

 (7) As used in these ratios, "interest expense" means interest expense recorded during the related period excluding interest income and amortization of deferred financing fees and including capitalized interest.

 (8) Rent expense includes minimum rents and percentage rents (as per lease agreements) and deferred rents.

 (9) The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. For this purpose, "earnings" include net income (loss) before income taxes and fixed charges (adjusted for interest capitalized during the period). For the year ended December 31, 1996, earnings before fixed charges were insufficient to cover fixed charges by approximately $11.7 million. "Fixed charges" include interest, whether expensed or capitalized, amortization of debt expenses and the portion of rental expense that is representative of the interest factor in these rentals.

(10) Gives effect to the consummation of a subordinated debt transaction, the Preferred Stock Placement, borrowings under the Term Loan B, the use of the proceeds of each of the foregoing, the Amended and Restated Revolving Credit Facility and the restructuring and impairment charges as though such transactions had occurred at the beginning of the applicable period or as of the applicable date.

(11) Adjusted EBITDA is defined as EBITDA without any reduction for the negative EBITDA of $3.4 million generated by the theatres scheduled to be closed during 1999. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview".

(12) Includes interest on subordinated debt securities, the Amended and Restated Revolving Credit Facility and the Term Loan B, each at an assumed weighted average interest rate.

(13) Theatre locations and screens are stated as of the end of the respective periods.

(14) The pro forma impact of the impairment charge on the as adjusted "property and equipment, net" was calculated assuming a charge of approximately $41.0 million. The pro forma impact of the restructuring and impairment charges on the as adjusted shareholders' equity was calculated assuming aggregate charges, after income taxes, of $45.0 million.

                                  RISK FACTORS

     This Report includes "forward-looking statements" within the meaning of
Section 27A of the Securities Act and Section 21E of the Exchange Act including, in particular, the statements about our plans, strategies, and prospects under the headings "Summary" and "Management's Discussion and Analysis of Financial Condition and Results of Operations". Although we believe that our plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this Report are set forth below and elsewhere in this Report. All forward-looking statements attributable to the Company or persons acting on our behalf are expressly qualified in their entirety by the following cautionary statements.

                              SUBSTANTIAL LEVERAGE

     Our substantial indebtedness could adversely affect the financial health of the Company and prevent us from fulfilling our obligations under any of our indebtedness. We have now and will continue to have a significant amount of indebtedness. The following chart shows certain important credit statistics and is presented assuming we had completed a subordinated debt transaction, the Preferred Stock Placement, borrowings under the Term Loan B, the use of the proceeds of each of the foregoing, the Amended and Restated Revolving Credit Facility and the restructuring and impairment charges as of the dates or at the beginning of the periods specified below and applied the proceeds as intended (in thousands, except ratio):

                                                              AS OF SEPTEMBER 30, 1998
                                                              ------------------------
Total debt..................................................          $376,942
Shareholders' equity........................................          $218,239
Debt to equity ratio........................................              1.73x

                                                                        FOR THE NINE MONTHS
                                                   FOR THE YEAR ENDED          ENDED
                                                   DECEMBER 31, 1997    SEPTEMBER 30, 1998
                                                   ------------------   -------------------
Ratio of earnings to fixed charges...............         1.8x                  1.6x

     Our substantial indebtedness could have important consequences. For example, it could:

     - make it more difficult for us to satisfy our obligations with respect to our indebtedness;

     - increase our vulnerability to general adverse economic and industry conditions;

     - limit our ability to fund future working capital, capital expenditures for theatre construction, expansion, renovation or acquisition, and other general corporate requirements;

     - require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, and other general corporate purposes;

     - limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

     - place us at a competitive disadvantage compared to our competitors that have less debt; and

     - limit, along with the financial and other restrictive covenants in our indebtedness, among other things, our ability to borrow additional funds. And, failing to comply with those covenants could result in an event of default which, if not cured or waived, could have a material adverse effect on us.

                        ADDITIONAL BORROWINGS AVAILABLE

     Despite current indebtedness levels, we and our subsidiaries may still be able to incur substantially more debt. This could further exacerbate the risks described above. We and our subsidiaries may be able to incur substantial additional indebtedness in the future. The terms of the agreements governing our indebtedness do not fully prohibit us or our subsidiaries from doing so. Assuming completion of a subordinated debt transaction, the Preferred Stock Placement, borrowings under the Term Loan B, the use of proceeds of each of the foregoing and the Amended and Restated Revolving Credit Facility on September 30, 1998, our Amended and Restated Revolving Credit Facility would permit additional borrowings of senior debt of up to approximately $140.2 million. If new debt is added to our and our subsidiaries' current debt levels, the related risks that we and they now face could intensify.

                            ABILITY TO SERVICE DEBT

     To service our indebtedness, we will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control. Our ability to make scheduled payments of principal of, or to pay the interest on, or to refinance our indebtedness, or to fund planned capital expenditures for theatre construction, expansion and renovation or theatre acquisition will depend on our future performance. Our future performance is, to a certain extent, subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. Based upon our current level of operations and anticipated increases in revenues and cash flow as a result of our theatre construction, expansion and renovation program, and the scheduled closing of certain underperforming theatres, we believe that cash flow from operations and available cash, together with available borrowings under our Amended and Restated Revolving Credit Facility, lease financing arrangements and/or sales of additional debt or equity securities, will be adequate to meet our future liquidity needs for at least the next two years.

     We cannot assure you, however, that our business will generate sufficient cash flow from operations, that currently anticipated revenue growth and operating improvements will be realized or that future capital will be available to us from the sale of debt or equity securities, additional bank financings, other long-term debt or lease financings in an amount sufficient to enable us to pay our indebtedness or to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness on or before maturity. We cannot assure you that we will be able to refinance any of our indebtedness, or raise additional capital through other means, on commercially reasonable terms or at all.

                                EXPANSION PLANS

     We have in the past expanded our operations through theatre acquisitions and new theatre openings. We intend to continue pursuing an expansion strategy by:

     - developing new theatres;

     - expanding our existing theatres; and

     - selectively acquiring existing theatres and theatre circuits.

     Developing new theatres poses a number of risks. Construction of new theatres may result in cost overruns, delays or unanticipated expenses related to zoning or tax law considerations. Desirable sites for new theatres may be unavailable or expensive, and the market locations for new theatres may deteriorate over time. Additionally, the market potential of new theatre sites cannot be precisely determined, and our theatres may face competition in new markets from unexpected sources. Newly constructed theatres may not perform up to management's expectations. Additionally, there is a risk that we may not be able to manage growth as effectively as we have in the past if we expand our existing operations.

     We face significant competition for potential theatre locations and for opportunities to acquire existing theatres and theatre circuits. Because of this competition, we may be unable to make acquisitions on terms we consider acceptable.

                              IMPAIRMENT OF ASSETS

     The opening of large multiplexes and theatres with stadium seating by the Company and certain of its competitors has tended to, and is expected to continue to, draw audiences away from certain older theatres, including theatres operated by the Company. In addition, demographic changes and competitive pressures can lead to the impairment of a theatre. The Company reviews for impairment of long-lived assets and goodwill related to those assets to be held and used in the business whenever events or changes in circumstances indicate that the carrying amount of an asset or a group of assets may not be recoverable. The Company also periodically reviews and monitors its internal management reports and the competition in its markets for indicators of impairment of individual theatres. In the fourth quarter of 1998, the Company identified impairments of asset values for certain of its theatres. As a result, the Company expects to recognize a non-cash impairment charge of approximately $37.0 million to $41.0 million in the fourth quarter of 1998 to reduce the carrying value of approximately 146 theatres with approximately 613 screens. The Company also recorded an impairment charge, effective January 1, 1996, upon its adoption of FASB Statement No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of". There can be no assurance that the Company will not take additional charges in the future related to the impairment of assets.

                          FUTURE CAPITAL REQUIREMENTS

     Our industry is undergoing a transition as newer theatres with stadium seating are attracting moviegoers away from older theatres. As of December 31, 1998 we have 152 screens under construction, and we expect to add an aggregate of 382 screens during 1999. The Company anticipates that all of the theatres scheduled to be added in 1999 will provide stadium seating. We anticipate that our construction, expansion and renovation program will require capital expenditures of approximately $129.0 million, net of lease financings, in 1999, and a comparable amount in 2000.

     Like others in our industry, we have been required to recognize charges associated with the write-down and closing of underperforming theatres primarily as a result of the emergence of new competition in the marketplace. The opening of large multiplexes by our competitors and the opening of newer theatres with stadium seating in certain of our markets have led us to reassess a number of our theatre locations to determine whether to renovate or to dispose of underperforming locations. We currently plan to close 28 theatres in 1999 having an aggregate of 116 screens. The theatres scheduled to be closed generated negative EBITDA of $3.4 million during the twelve months ended September 30, 1998. The opening of new multiplexes by our competitors will likely continue to draw audiences away from our older theatres unless we continue to make significant capital expenditures. The Company has budgeted for 1999 approximately $6.2 million to retrofit approximately 83 screens to strengthen our market position in certain markets. We will lose revenue from those theatres while they are being renovated. As of December 31, 1998, after giving effect to the Company's construction, expansion and retrofitting program, approximately 25.4% of our auditoriums will feature stadium seating. Further advances in theatre design may also require the Company to make substantial capital expenditures in the future, or to close older theatres that cannot be economically renovated, to compete with new developments in theatre design.

     We believe that we will be able to satisfy our currently anticipated capital needs for theatre construction, expansion and renovation and possible acquisitions for at least the next two years by cash flow from operations and available cash, together with borrowings under our Amended and Restated Revolving Credit Facility, additional sales of debt or equity securities, and additional bank financings and other forms of long-term debt. We may also enter into sales and leasebacks of theatre properties to supplement our current sources of capital. However, we cannot assure you that our business will generate sufficient cash flow from operations, that the Company will satisfy the requirements for borrowing under the Amended and Restated Revolving Credit Facility, that currently anticipated revenue growth and operating improvements will be realized or that future capital will be available to us to enable us to fund our capital expenditure needs.

           DEPENDENCE UPON MOTION PICTURE PRODUCTION AND PERFORMANCE

     Our business depends on the availability of suitable motion pictures for screening in our theatres and the appeal of such motion pictures in our theatre markets. We mainly license first-run motion pictures. Our results of operations will vary from period to period based upon the quantity and quality of the motion pictures we show in our theatres. For example, in the first quarter of 1998, the Company benefited from the unexpectedly long run and success of "Titanic", while in the second quarter of 1998 the Company's results were adversely impacted by the disappointing performance of certain "event" films. A disruption in the production of motion pictures, lack of motion pictures or poor performance of motion pictures in theatres could adversely affect our business and results of operations. See "Summary -- Recent Developments".

          DEPENDENCE ON RELATIONSHIPS WITH MOTION PICTURE DISTRIBUTORS

     Our business depends to a significant degree on maintaining good relations with the major film distributors that license films to our theatres. While there are numerous motion picture distributors, that provide quality first-run movies to the motion picture exhibition industry, the following nine distributors accounted for approximately 92% of the Company's admission revenues for the nine months ended September 30, 1998 -- Buena Vista, Dreamworks, Fox, New Line Cinema, Paramount, Sony, United Artists, Universal and Warner Brothers. No single distributor dominates the market. A deterioration in our relationships with any of the major film distributors could adversely affect our access to commercially successful films and could adversely affect our business and results of operations.

                             GOVERNMENT REGULATION

     Like others in our industry, we are subject to certain federal, state and local laws and regulations which limit the manner in which we may conduct our business. The distribution of motion pictures is in large part regulated by federal and state antitrust laws and has been the subject of numerous antitrust cases. As a result of these laws and cases, we cannot ensure a supply of motion pictures by entering into long term arrangements with major distributors. Instead, we must compete for film licenses on a film by film and theatre by theatre basis.

     The Americans with Disabilities Act (the "ADA") and certain state statutes and local ordinances, among other things, require that places of public accommodation, including theatres (both existing and newly constructed), be accessible to customers with disabilities. The ADA may require that certain modifications be made to existing theatres in order to make such theatres accessible to certain theatre patrons and employees who are disabled. The ADA requires that theatres be constructed to permit persons with disabilities full use of a theatre and its facilities and reasonable access to work stations. The Company is aware of several recent lawsuits that have been filed against other exhibitors by disabled moviegoers alleging that certain stadium seating designs violated the ADA. We have established a program to review and evaluate our theatres and to make changes that may be required by law. Although we believe that the cost of complying with the ADA will not adversely affect our business and results of operations, we cannot predict the extent to which the ADA or any future laws or regulations regarding the needs of the disabled will impact our operations.

                                  SEASONALITY

     Our business is generally seasonal, with higher revenues generated during the summer and holiday seasons. While motion picture distributors have begun to release major motion pictures evenly throughout the year, the most marketable motion pictures are usually released during the summer and the year-end holiday periods. Additionally, the unexpected emergence of a hit film may occur in these or other periods. As a result, the timing of motion picture releases affects our results of operations, which may vary significantly from quarter to quarter. Moreover, to the extent that certain "event" films are distributed more widely than in the past, the Company's margins may be hurt as a result of the higher film licensing fees payable during the early period of a film's run. For the year ended December 31, 1997, the percentages of our admissions revenue by quarter were as follows: first quarter 24.2%; second quarter 23.7%; third quarter 27.8%; and fourth quarter 24.3%.

                       DEPENDENCE UPON SENIOR MANAGEMENT

     We believe that our success is due to our experienced management team. We depend in large part on the continued contribution of our senior management, including Michael W. Patrick, the Company's President. Losing the services of one or more members of our senior management could adversely affect our business and results of operations. We have an employment agreement with Michael W. Patrick which is automatically renewed each year and we maintain key man life insurance covering him.

                                  COMPETITION

     The opening of large multiplexes and theatres with stadium seating by the Company and certain of its competitors has tended to, and is expected to continue to, draw audiences away from certain older theatres, including theatres operated by the Company. In addition, demographic changes and competitive pressures can lead to the impairment of a theatre. In addition to competition from other motion picture exhibitors, we face competition from other forms of entertainment. We face varying degrees of competition with respect to licensing films, attracting customers, obtaining new theatre sites and acquiring theatre circuits. There have been a number of recent consolidations in the movie theatre industry, and the impact of such consolidations could have an adverse effect on our business. Even where we are the only exhibitor in a film licensing zone, we may still experience competition for moviegoers from theatres in a neighboring zone. In addition, our theatres compete with a number of other types of motion picture delivery systems, such as pay television, pay-per-view, satellite and home video systems. While the impact of such delivery systems on the motion picture industry is difficult to determine precisely, there is a risk that they will adversely affect attendance at motion pictures shown in theatres. Movie theatres also face competition from a variety of other forms of entertainment competing for the public's leisure time and disposable income, including sporting events, concerts, live theatre and restaurants.

                      RISKS ASSOCIATED WITH THE YEAR 2000

     Like others in our industry, we face certain risks associated with the Year 2000 issue. The Year 2000 issue refers generally to the data structure problems that will prevent systems from properly recognizing dates after the year 1999. We have implemented a Year 2000 compliance program designed to ensure that our computer systems and applications will function properly beyond 1999. In light of our compliance efforts, we do not believe that the Year 2000 issue will adversely affect our business and results of operations. However, we cannot assure you that our systems will be Year 2000 compliant prior to December 31, 1999, or that the failure of any such system will not adversely affect our business and results of operations. To the extent the Year 2000 problem adversely affects the business and results of operations of third parties with whom we have important relationships, such as vendors, suppliers and financial institutions, the Year 2000 problem could also adversely affect our business and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Year 2000".

           SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OTHER DATA

     The selected consolidated financial data set forth below were derived from the consolidated financial statements of the Company. The selected historical consolidated financial data of the Company as of and for each of the fiscal years ended December 31, 1993, December 31, 1994, December 31, 1995, December 31, 1996 and December 31, 1997 are derived from the audited consolidated financial statements of the Company. The selected consolidated financial data set forth below as of and for each of the nine months ended September 30, 1997 and September 30, 1998 were derived from the unaudited consolidated financial statements of the Company, which, in the opinion of management, include all adjustments (consisting only of normally recurring adjustments) necessary for fair presentation of the Company's consolidated results of operations and financial condition for such periods. The operating results for the respective nine months ended September 30, 1997 and September 30, 1998 are not necessarily indicative of results to be expected for the full fiscal year. This information should be read in conjunction with "Summary -- Recent Developments" and "Management's Discussion and Analysis of Financial Condition and Results of Operations".

                                                                                                    FOR THE NINE MONTHS
                                                                                                            AND
                                              FOR THE FISCAL YEAR ENDED AND AT FISCAL YEAR END         AT PERIOD END
                                            ----------------------------------------------------   ---------------------
                                            DEC. 31,   DEC. 31,   DEC. 31,   DEC. 31,   DEC. 31,   SEPT. 30,   SEPT. 30,
                                            1993(1)      1994       1995       1996       1997       1997        1998
                                            --------   --------   --------   --------   --------   ---------   ---------
                                                    (IN MILLIONS EXCEPT PERCENTAGES, RATIOS AND OPERATING DATA)
STATEMENT OF INCOME DATA:
  Revenues:
    Admissions............................  $  167.3   $  232.1   $  253.7   $  296.6   $  319.2   $  241.5    $  248.8
    Concessions and other.................      74.5       95.5      111.0      130.1      139.4      105.8       113.8
                                            --------   --------   --------   --------   --------   --------    --------
        Total Revenues....................     241.8      327.6      364.7      426.7      458.6      347.3       362.6
  Costs and expenses:
    Film exhibition costs.................      90.9      123.6      135.6      157.0      169.7      126.2       132.1
    Concession costs......................       9.4       12.2       15.0       17.3       18.3       13.8        15.1
    Other theatre operating costs.........      86.5      119.0      143.7      164.1      175.1      132.4       141.8
    General and administrative............       4.7        5.1        5.5        6.0        6.4        4.7         5.3
    Depreciation and amortization.........      16.2       22.5       27.2       28.4       33.4       24.2        27.9
    Impairment of long-lived assets.......        --         --         --       45.4         --         --          --
                                            --------   --------   --------   --------   --------   --------    --------
                                               207.7      282.4      327.0      418.2      402.9      301.3       322.2
                                            --------   --------   --------   --------   --------   --------    --------
      Operating Income....................      34.1       45.2       37.7        8.5       55.7       46.0        40.4
  Interest expense........................      14.3       17.0       16.0       20.3       23.1       16.8        19.6
                                            --------   --------   --------   --------   --------   --------    --------
  Income (loss) before income taxes.......      19.8       28.2       21.7      (11.8)      32.6       29.2        20.8
  Income tax expense (benefit)............       7.9       11.2        8.7       (4.5)      12.4       11.1         7.9
                                            --------   --------   --------   --------   --------   --------    --------
  Net income (loss).......................  $   11.9   $   17.0   $   13.0   $   (7.3)  $   20.2   $   18.1    $   12.9
                                            ========   ========   ========   ========   ========   ========    ========
BALANCE SHEET DATA:
  Cash and cash equivalents...............  $ 10,649   $ 17,872   $ 11,345   $  5,569   $ 16,545   $    613    $  5,843
  Property and equipment, net.............   249,550    293,971    371,851    387,915    497,056    480,531     578,275
  Total assets............................   327,024    377,598    478,012    489,383    619,997    592,735     687,563
  Total long-term obligations, including
    current maturities....................   188,843    153,325    230,510    268,279    360,739    346,736     413,529
  Total shareholders' equity..............    93,856    171,956    185,094    177,930    202,872    200,820     216,204

                                                                                                    FOR THE NINE MONTHS
                                                                                                            AND
                                              FOR THE FISCAL YEAR ENDED AND AT FISCAL YEAR END         AT PERIOD END
                                            ----------------------------------------------------   ---------------------
                                            DEC. 31,   DEC. 31,   DEC. 31,   DEC. 31,   DEC. 31,   SEPT. 30,   SEPT. 30,
                                              1993       1994       1995       1996       1997       1997        1998
                                            --------   --------   --------   --------   --------   ---------   ---------
                                                    (IN MILLIONS EXCEPT PERCENTAGES, RATIOS AND OPERATING DATA)
OPERATING DATA:
  Theatre locations(2)....................       409        445        519        519        520        525         501
  Screens(2)..............................     1,701      1,942      2,383      2,518      2,720      2,699       2,745
  Average screens per location............       4.2        4.4        4.6        4.9        5.2        5.1         5.5
  Total attendance (in thousands).........    45,493     59,660     64,496     74,213     75,336     57,106      58,540
  Total average screens in operation......     1,427      1,852      2,151      2,476      2,644      2,622       2,734
  Average ticket price....................  $   3.68   $   3.89   $   3.93   $   4.00   $   4.24   $   4.23    $   4.25
  Average concession per patron...........  $   1.45   $   1.46   $   1.59   $   1.62   $   1.68   $   1.67    $   1.78

---------------

(1) Excludes the cumulative effect of $0.3 million from the adoption of FASB Statement No. 109.

(2) Theatre locations and screens are stated as of the end of the respective periods.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

     The following discussion of the Company's financial condition and operating results should be read in conjunction with "Selected Historical Consolidated Financial and Other Data" and the Company's Consolidated Financial Statements and Notes thereto included in the Company's annual report on Form 10-K for the year ended December 31, 1997 (the "1997 Form 10-K").

     The Company's revenues are generated primarily from admissions and concessions sales, which constituted approximately 69.6% and 27.6% of 1997 revenues, respectively. Additional revenues are generated by electronic video games located adjacent to or in the lobbies of certain of the Company's theatres and by on-screen advertisements shown prior to feature films and revenues from the Company's family entertainment centers. Admissions revenues are directly related to attendance, which is primarily affected by the quality and commercial appeal of the films released by the distributors and, to a lesser extent, by the comfort and quality of the theatre, ticket price, and competition in the markets the Company serves. Concessions revenues are largely dependent on attendance levels and the effectiveness of theatre staffing, training and the type and quality of products offered.

     The Company's principal operating costs are film rentals, cost of concessions and theatre operating expenses such as lease rentals, payroll, utilities, advertising costs and insurance. Film rental costs are related to the popularity of a film and the length of time since the film's release and generally decline as a percentage of admissions revenues the longer a film has been released.

     Admissions and concessions revenues are subject to fluctuations, often seasonal, which affect all motion picture exhibitors. These fluctuations are the result of the distribution practice of the major motion picture studios, which have historically concentrated the release of the most marketable films during the summer and year-end holiday seasons. Additionally the unexpected emergence of a hit film can have a significant impact on the results of a particular quarter.

     Since being introduced in movie theatres in 1995, stadium seating has become an increasingly popular feature for new theatres. The opening of large multiplexes and theatres with stadium seating by the Company and certain of its competitors has tended to, and is projected to continue to, draw audiences away from certain older theatre locations that the Company owns. The Company believes that exhibitors having stadium seating in their theatres have a competitive advantage over exhibitors having theatres without this feature within a given market. The Company's development plans include stadium seating auditoriums for multiplexes in the Company's mid-sized markets, and the retrofitting of certain existing theatres with stadium seating and other improvements. See "Risk Factors -- Competition" and "-- Liquidity and Capital Resources".

RECENT DEVELOPMENTS

     In order to increase its existing theatre count and to upgrade its existing theatre base, the Company intends to open 22 new theatres with an aggregate of 334 screens and an average screen count of 15.2 screens per theatre, add 48 stadium seating auditoriums to existing theatres and retrofit approximately 83 existing auditoriums with stadium seating and digital stereo surround sound in 1999. The Company has budgeted approximately $129.0 million, net of lease financings, to implement this construction, expansion and renovation program in 1999 and expects that capital expenditures for theatre construction, expansion and renovation will be comparable in 2000.

     In connection with this construction, expansion and renovation program, the Company issued preferred stock in the Preferred Stock Placement and expects to incur the Term Loan B and to repay borrowings under its Amended and Restated Revolving Credit Facility in order to increase future borrowing capacity. In connection with the planned redemption of three series of the Company's senior notes held by certain institutional investors (the "Senior Notes") and the amendment to the Amended and Restated Revolving Credit Facility, the Company will recognize an extraordinary charge of approximately $10.9 million ($6.6 million after income taxes) in the first quarter of 1999 to reflect the repayment premiums associated with the retirement of the Senior Notes and the write-off of deferred financing costs associated with debt to be retired.

     In addition, the Company has identified a group of theatres in certain markets that do not fit its operating and growth strategies. In the fourth quarter of 1998, the Company's Board of Directors approved a restructuring plan involving the closure or disposition of these theatres. Under the restructuring plan, such theatres are scheduled to be closed during 1999. Related to these theatre closures, the Company will recognize a restructuring charge of approximately $33.0 million in the fourth quarter of 1998 which will be reserved for future cash expenditures. These theatres represented approximately 4.2% of the Company's total screens as of December 31, 1998, and generated approximately $3.4 million of negative EBITDA for the twelve months ended September 30, 1998.

     Additionally in the fourth quarter of 1998, the Company identified impairments of asset values for certain of its theatres. As a result, the Company also expects to recognize a non-cash impairment charge of approximately $37.0 million to $41.0 million in the fourth quarter of 1998 to reduce the carrying value of approximately 146 theatres with approximately 613 screens.

     The restructuring and impairment charges to be recognized in the fourth quarter of 1998 aggregated approximately $70.0 million to $74.0 million.

     Although the Company has not closed its books for the fourth quarter ended December 31, 1998 or completed its annual audit process, the Company anticipates revenues for the fourth quarter to be approximately $118.0 million, up from $111.3 million for the same period in 1997. Fourth quarter 1998 EBITDA, excluding the restructuring and impairment charges, is expected to be approximately $20.0 million to $21.3 million, compared with EBITDA of $18.9 million for the fourth quarter of 1997.

     For the full year ended December 31, 1998, the Company expects revenues to be approximately $480.0 million, up from $458.6 million in 1997. Full-year EBITDA, net of the restructuring and impairment charges, is expected to be approximately $88.5 million to $89.8 million in 1998, compared with EBITDA of $89.1 million in 1997. Full-year EBITDA, adjusted for the elimination of the negative EBITDA associated with the theatres identified to be closed in the restructuring plan, excluding the restructuring and impairment charges, is expected to be approximately $91.9 million to $93.2 million in 1998.

     The Company has not yet finalized its financial statements for the fourth quarter of 1998, and as such, estimated and adjusted results of operations for such periods may be revised, and accordingly, you are cautioned not to place undue reliance on the results presented above. See "Risk Factors".

     The Company is in the process of amending and restating its revolving credit facility. In addition, the Company will enter into the $75.0 million Term Loan B, the proceeds of which will be applied to repay revolving credit borrowings. The Company expects the Amended and Restated Revolving Credit Facility to have maximum available borrowings reduced from $275.0 million to $200.0 million following the application of the proceeds of the Term Loan B, an increased interest rate on borrowings thereunder and revised and additional financial covenants. The Company's ability to borrow under the Amended and Restated Revolving Credit Facility will be unaffected in the period prior to the funding of the Term Loan B. The Term Loan B is not expected to be drawn until February 1999. There can be no assurance that the documents related to the Term Loan B and the Amended and Restated Revolving Credit Facility will contain or be amended to reflect the terms described above.

RESULTS OF OPERATIONS

     The following table sets forth for the fiscal periods indicated the percentage of total revenues represented by certain items reflected in the Company's consolidated statements of income:

                                                                                                FOR THE NINE MONTHS
                                                  FOR THE FISCAL YEAR ENDED                            ENDED
                                   --------------------------------------------------------    ----------------------
                                   DEC. 31,    DEC. 31,    DEC. 31,    DEC. 31,    DEC. 31,    SEPT. 30,    SEPT. 30,
                                     1993        1994        1995        1996        1997        1997         1998
                                   --------    --------    --------    --------    --------    ---------    ---------
Revenues:
  Admissions.....................    69.2%       70.9%       69.6%       69.5%       69.6%        69.5%        68.6%
  Concessions and other..........    30.8        29.1        30.4        30.5        30.4         30.5         31.4
                                    -----       -----       -----       -----       -----        -----        -----
         Total Revenues..........   100.0       100.0       100.0       100.0       100.0        100.0        100.0
Costs and expenses:
  Film exhibition costs(1).......    37.6        37.7        37.2        36.8        37.0         36.3         36.4
  Concession costs...............     3.9         3.7         4.1         4.0         4.0          4.0          4.2
  Other theatre operating
    costs........................    35.8        36.3        39.4        38.5        38.2         38.1         39.1
  General and administrative.....     1.9         1.6         1.5         1.4         1.4          1.4          1.5
  Depreciation and
    amortization.................     6.7         6.9         7.5         6.7         7.3          7.0          7.7
  Impairment of
    long-lived assets............      --          --          --        10.7          --           --           --
                                    -----       -----       -----       -----       -----        -----        -----
                                     85.9        86.2        89.7        98.0        87.9         86.8         88.9
                                    -----       -----       -----       -----       -----        -----        -----
         Operating Income........    14.1        13.8        10.3         2.0        12.1         13.2         11.1
Interest expense.................     5.9         5.2         4.4         4.8         5.0          4.8          5.4
                                    -----       -----       -----       -----       -----        -----        -----
Income (loss) before income
  taxes..........................     8.2         8.6         5.9        (2.8)        7.1          8.4          5.7
Income tax expense (benefit).....     3.3         3.4         2.4        (1.0)        2.7          3.2          2.2
                                    -----       -----       -----       -----       -----        -----        -----
Net income (loss)................     4.9%        5.2%        3.5%       (1.7)%       4.4%         5.2%         3.5%
                                    =====       =====       =====       =====       =====        =====        =====
Other Information:
  Film exhibition costs as a % of
    admissions revenue(1)........    54.3%       53.2%       53.5%       52.9%       53.1%        52.2%        53.1%
  Concession costs as a % of
    concessions..................    14.3%       14.0%       14.6%       14.4%       14.5%        14.4%        14.5%

---------------

(1) Film exhibition costs include advertising expenses net of co-op reimbursements.

  Comparison of Nine Months Ended September 30, 1998 and September 30, 1997

     Total revenues for the nine months ended September 30, 1998 increased 4.4% to $362.6 million from $347.3 million for the nine months ended September 30, 1997. This increase consists of a $7.3 million increase in admissions and a $8.0 million increase in concessions and other. These increases are due primarily to the additional revenues generated by the increase in the number of screens in operation, increases in admission prices, and an increase in the average concessions sale per patron, partially offset by the loss in revenues at theatres closed during the period for renovation. Attendance per average screen was 21,412 compared to 21,780 for the nine months ended September 30, 1997. For the nine months ended September 30, 1998, the Company's average admission price was $4.25, its average concessions sale per patron was $1.78 and revenue per average screen was $132,612. For the nine months ended September 30, 1997, the Company's average admission price was $4.23, its average concessions sale per patron was $1.67 and revenue per average screen was $132,444.

     Cost of theatre operations (film exhibition costs, concession costs and other theatre operating costs) for the nine months ended September 30, 1998 increased 6.1% from $272.3 million for the nine months ended September 30, 1997 to $289.0 million, due to the increased number of screens in operation, plus a higher level of film exhibition costs paid due to films that did not play for an extended period of time during the period and a slight increase in concession costs. As a percentage of total revenues, cost of operations increased from 78.4% of total revenues to 79.7% of total revenues in the nine months ended September 30, 1998 for the reasons enumerated above.

     General and administrative costs for the nine months ended September 30, 1998 increased to 1.5% of total revenues from 1.4% of total revenues for the nine months ended September 30, 1997.

     Depreciation and amortization for the nine months ended September 30, 1998 increased from $24.2 million to $27.8 million due to additional depreciation and amortization from the Company's acquisitions and expansions in 1997 and 1998.

     Interest expense for the nine months ended September 30, 1998 increased to $19.6 million from $16.8 million for the nine months ended September 30, 1997 due to the increase in the average amount of outstanding debt.

  Comparison of Years ended December 31, 1997 and December 31, 1996

     Total revenues for the year ended December 31, 1997 increased 7.5% to $458.6 million from $426.7 million. This increase consists of a $22.6 million increase in admissions and a $9.3 million increase in concessions and other. Overall attendance increased 1.5% due to the additional screens in operation acquired in 1997 and 1996 (see Note C of Notes to Consolidated Financial Statements in the 1997 Form 10-K). Attendance per average screen declined 5.0% during the year ended December 31, 1997 compared to the year ended December 31, 1996. Revenue per average screen was $173,449 for 1997 compared to $172,345 for 1996. Average admission prices increased 6.0% to $4.24 from $4.00 and the average concessions sales per person increased 3.7% to $1.68 from $1.62. Also included in concessions and other were a higher level of gains on sales of assets and additional income from the Company's new family entertainment center, The Hollywood Connection.

     Cost of theatre operations increased 7.3% to $363.1 million from $338.4 million due to the increased number of screens in operation and the increase in attendance. As a percentage of revenues, cost of theatre operations decreased from 79.3% to 79.2%.

     General and administrative costs increased 6.6% to $6.4 million from $6.0 million reflecting additional general and administrative costs incurred in connection with the additional screens added in 1996 and 1997. As a percentage of total revenues, general and administrative costs remained the same at 1.4%.

     Depreciation and amortization increased 17.7% to $33.4 million from $28.4 million as a result of the increased screens in operation. This amount has also been reduced from the impact of adopting Statement No. 121 (see Note B of Notes to Consolidated Financial Statements in the 1997 Form 10-K).

     Interest expense increased 14.1% to $23.1 million from $20.3 million for the year ended December 31, 1996. This increase reflects a higher average amount of debt outstanding for the year ended December 31, 1997. The increase in the Company's debt during 1997 resulted from capital expenditures incurred in connection with theatre acquisitions and expansions. The Company's average cost of debt in 1997 declined to 7.0% from 7.9% in 1996.

  Comparison of Years Ended December 31, 1996 and December 31, 1995

     Total revenues for the year ended December 31, 1996 increased 17.0% to $426.7 million from $364.7 million for the year ended December 31, 1995. This increase consists of a $42.9 million increase in admissions and a $19.0 million increase in concessions and other. Overall attendance increased 15.1% due to the additional screens in operation which were acquired in 1995 and 1996 (See Note C of Notes to Consolidated Financial Statements in the 1997 Form 10-K). Attendance per average screen was essentially the same for 1996 as 1995. Average admission prices increased 2.3% to $4.00 from $3.91 and average concessions sales per person increased 2.5% from $1.58 to $1.62.

     Cost of theatre operations increased 15.0% to $338.4 million from $ 294.2 million due to the increased number of screens in operation and the increase in attendance. As a percentage of revenues, cost of theatre operations decreased from 80.7% of total revenues to 79.3%. This percentage decrease is due primarily to a lower level of salaries at the Company.

     General and administrative costs increased 8.7% from $5.5 million in 1995 to $6.0 million in 1996 reflecting additional general and administrative costs incurred to properly integrate the new screens acquired in 1995 and 1996. As a percentage of total revenues, general and administrative costs decreased from 1.5% to 1.4%.

     Depreciation and amortization increased 4.4% to $28.4 million as a result of the increased screens in operation which were acquired in 1995 and 1996 (see Note C of Notes to Consolidated Financial Statements in the 1997 Form 10-K) combined with the additional screens added through internal construction. This amount has also been reduced from the impact of adopting Statement No. 121 (see Note B of Notes to Consolidated Financial Statements in the 1997 Form 10-K). As a percentage of total revenues, depreciation and amortization decreased from 7.5% of total revenues to 6.7% of total revenues.

     Interest expense increased 26.6% to $20.3 million from $16.0 million in 1995. This increase reflects a higher average amount of debt outstanding for 1996.

     The Company adopted FASB Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of", as of January 1, 1996 (see Note B of Notes to Consolidated Financial Statements in the 1997 Form 10-K). The initial non-cash charge upon the Company's adoption of Statement No. 121 was approximately $45.4 million ($28.2 million after income taxes, or $2.52 per diluted share) to reduce the carrying value of 138 theatres, constituting approximately 26% of the Company's theatres. This charge resulted from the evaluation of asset impairment on an individual theatre level rather than on a market level, which had been the Company's previous accounting policy for evaluating and measuring impairment. As noted above, the write-down of assets under FASB Statement No. 121 resulted in a reduction in depreciation and amortization expense in the year ended December 31, 1996.

     The Company grouped its theatres into corporations in 1995 to achieve business and tax efficiencies. As a result of these changes, management costs are more appropriately allocated among the operations and the Company's effective tax rate declined from approximately 40% to approximately 38%.

LIQUIDITY AND CAPITAL RESOURCES

     The Company's revenues are collected in cash, principally through admissions and theatre concessions. Because its revenues are received in cash prior to the payment of related expenses, the Company has an operating "float" which partially finances its operations.

     On October 17, 1997, the Company entered into its current revolving credit facility and the Company is in the process of amending and restating such revolving credit facility. In addition, the Company will enter into the $75.0 million Term Loan B, the proceeds of which will be applied to repay revolving credit borrowings. In addition, the Company expects the Amended and Restated Revolving Credit Facility to have maximum available borrowings reduced from $275.0 million to $200.0 million following the application of the proceeds of the Term Loan B to repay amounts outstanding thereunder, an increased interest rate on borrowings thereunder and revised and additional financial covenants. The Company's ability to borrow under the Amended and Restated Revolving Credit Facility will be unaffected in the period prior to the funding of the Term Loan
B. The Term Loan B is not expected to be drawn until February 1999. There can be no assurance that the documents related to the Term Loan B and the Amended and Restated

Revolving Credit Facility will contain or be amended to reflect the terms described above. See "-- Recent Developments".

     On August 3, 1998, Wachovia Bank of Georgia, N.A. provided the Company a $50.0 million Loan Facility, which was subsequently amended to reduce the maximum borrowing amount to $25.0 million. As amended, the Loan Facility matures on January 31, 1999 and will be terminated on such date. As of September 30, 1998, $16.5 million was outstanding under this facility.

     The Company also obtains liquidity through its theatre leasing arrangements. The cost of constructing a new theatre is reduced substantially if the Company leases the real estate and improvements rather than purchasing them. As of December 31, 1998, the Company had 49 ground leases and 322 ground and improvement leases, excluding theatres scheduled to be closed in 1999. Minimum annual rent payments on these theatres totaled $53.1 million in 1998 and are expected to increase in 1999. The Company is a party to a master lease facility (the "Master Lease") with Movieplex Realty Leasing, L.L.C., which provides up to $75.0 million for financing the development of multiplex theatres, of which approximately $50.5 million was available as of December 31, 1998. Theatres leased pursuant to the Master Lease have lease terms of 16 years.

     The Amended and Restated Revolving Credit Facility, the Loan Facility and the Master Lease contain certain restrictive provisions which, among other things, limit additional indebtedness of the Company, limit the payment of dividends and other defined restricted payments, require that certain debt to capitalization ratios be maintained and require minimum levels of cash flows. The Term Loan B will contain similar provisions. The Company entered into amendments effective September 29, 1998 or September 30, 1998, as the case may be, with respect to each of its then existing financing arrangements in order to gain relief from certain of the financial covenants contained therein. Following these amendments, the Company was in compliance with all of the terms of its financing arrangements.

     The Company's capital expenditures arise principally in connection with the development of new theatres, renovation and expansion of existing theatres and theatre acquisitions. During the first nine months of 1998, such capital expenditures totaled $107.8 million, and are expected to be $152.5 million for the year, in each case excluding lease financings. The Company estimates that capital expenditures for 1999 will be approximately $129.0 million, net of any lease financings. The Company expects to build 22 new theatres having an aggregate of 334 screens, add 48 stadium seating auditoriums to existing theatres, and retrofit approximately 83 existing auditoriums in 1999. The Company estimates that the average cost of a new 16-screen multiplex will be approximately $9.0 million ($4.0 million if the land and improvements are leased rather than owned). The Company intends to enter into leasing arrangements whenever possible in order to minimize capital requirements. The Company expects that theatre construction and renovation and capital expenditures will be at comparable levels for 2000.

     The Company believes that its currently anticipated capital needs for theatre construction, expansion and renovation and possible acquisitions for at least the next two years will be satisfied by the cash and cash equivalents and short-term investments on hand, borrowings under the Amended and Restated Revolving Credit Facility, additional sale of debt and/or equity securities, additional bank financings and other forms of long-term debt and internally generated cash flow. Additionally, the Company may supplement its current sources of capital through sales and leasebacks of theatre properties where market conditions for such transactions are favorable. On December 31, 1998, after giving effect to a subordinated debt transaction, borrowings under the Term Loan B, the use of proceeds of each of the foregoing and the Amended and Restated Revolving Credit Facility, the Company would have had approximately $18.8 million in cash and short-term investments on hand and approximately $147.7 million would have been available under the Amended and Restated Revolving Credit Facility.

     Cash from operating activities was $37.4 million for the nine months ended September 30, 1998, compared to $36.7 million for the nine months ended September 30, 1997. Net cash used in investing activities was $103.4 million for the nine months ended September 30, 1998 as compared to $117.9 million for the nine months ended September 30, 1997. This decrease in cash used in investing activities was primarily due to the decreased level of capital expenditures. For the nine months ended September 30, 1998 and 1997, cash provided by financing activities was $55.3 million and $76.3 million, respectively. The decrease in cash provided by financing activities was due to a decreased level of net borrowings under the Company's then existing revolving credit line combined with the repayment of a subordinated note that matured in June, 1998.

     Our ability to make scheduled payments of principal of, or to pay the interest on, or to refinance our indebtedness, or to fund planned capital expenditures for theatre construction, expansion, renovation or acquisition will depend on our future performance. Our future performance is, to a certain extent, subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. Based upon our current level of operations and anticipated increases in revenues and cash flow as a result of our theatre construction, expansion and renovation program, and the scheduled closing of certain underperforming theatres, we believe that cash flow from operations and available cash, together with available borrowings under the Amended and Restated Revolving Credit Facility, lease financing arrangements and/or sales of additional debt or equity securities, will be adequate to meet our future liquidity needs for at least the next two years.

     We cannot assure you, however, that our business will generate sufficient cash flow from operations, that currently anticipated revenue growth and operating improvements will be realized or that future capital will be available to us from the sale of debt or equity securities, additional bank financings, other long-term debt or lease financings in an amount sufficient to enable us to pay our indebtedness, or to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness on or before maturity. We cannot assure you that we will be able to refinance any of our indebtedness or raise additional capital through other means, on commercially reasonable terms or at all. See "Risk Factors".

SEASONALITY AND INFLATION

     The major film distributors generally release those films which they anticipate to be the most successful during the summer and holiday seasons. Consequently, the Company has historically generated higher revenues during such periods.

     The Company adjusts its prices periodically and will continue to do so as competitive conditions permit. In general, management believes that inflation has not had a significant impact on the operations of the Company in any of the periods discussed above.

YEAR 2000

     The Year 2000 issue refers generally to the data structure problem that may prevent systems from properly recognizing dates after the year 1999. The Year 2000 issue affects information technology ("IT") systems, such as computer programs and various types of electronic equipment that process date information by using only two digits rather than four digits to define the applicable year, and thus may recognize a date using "00" as the year 1900 rather than the year 2000. The issue also affects some non-IT systems, such as devices which rely on a microcontroller to process date information. The Year 2000 issue could result in system failures or miscalculations, causing disruptions of a company's operations. Moreover, even if a company's systems are Year 2000 compliant, a problem may exist to the extent that the data that such systems process is not.

  The Company's State of Readiness

     The Company has implemented a Year 2000 compliance program designed to ensure that the Company's computer systems and applications will function properly beyond 1999. The Company's Year 2000 compliance program has three phases: (1) identification, (2) remediation (including modification, upgrading and replacement) and (3) testing. The Company's Year 2000 compliance program is an ongoing process involving continual evaluation and may be subject to a change in response to new developments.

     The Company has three material internal IT systems: (1) its accounting system, (2) its proprietary I.Q. Zero point-of-sale system and (3) a film system through which the Company manages the booking of the films shown in its theatres. The Company has completed the identification, remediation and testing phases with respect to its accounting system. Although the Company has completed the identification and remediation phases with respect to its I.Q. Zero and film systems, the testing phase will not be completed until first quarter 1999. The Company has conducted a survey of its theatres and has not identified any non-IT systems the failure of which to be Year 2000 compliant would have a material adverse effect on the Company's business, operating results or financial condition. The Company has surveyed its material vendors and suppliers (including concession, technical and film suppliers) and the financial institutions with whom it has material relationships. Based on such survey, the Company is not aware of any material third-party Year 2000 risks.

  Costs to Address the Company's Year 2000 Issues

     The Company estimates that the cost of remediation of problems related to Year 2000 issues will be less than $50,000. This cost includes the cost of upgrading its film system.

  The Company's Contingency Plan

     If the Company's internal IT systems are not Year 2000 compliant on a timely basis, the Company plans to operate such systems manually until any Year 2000 issues are remediated. Such remediation may result in loss of data and information and increased costs of operations. In addition, if the I.Q. Zero system failed to operate properly due to Year 2000 problems, local management staff may not be able to focus their attention on their customers and theatre needs. The Company expects to maintain close contact with the third parties with whom the Company has material relationships, such as vendors, suppliers and financial institutions, during the period immediately before and after January 1, 1999 to ensure that such third parties' Year 2000 issues do not affect the Company's operations.

  The Risks of the Company's Year 2000 Issues

     In light of its compliance efforts, the Company does not believe that the Year 2000 issue will materially adversely affect operations or results of operations, and does not expect implementation to have a material impact on the Company's financial statements. However, there can be no assurance that the Company's systems will be Year 2000 compliant prior to December 31, 1999, or that the failure of any such system will not have a material adverse effect on the Company's business, operating results and financial condition. To the extent the Year 2000 problem has a material adverse effect on the business, operations or financial condition of third parties with whom the Company has material relationships, such as vendors, suppliers and financial institutions, the Year 2000 problem could also have a material adverse effect on the Company's business, results of operations and financial condition.

ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

     (c) Exhibits

 ITEM
NUMBER                                DESCRIPTION
------                                -----------
  99      --  Press release dated January 11, 1999.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                          CARMIKE CINEMAS, INC.
                                          Registrant

                                               /s/ JOHN O.BARWICK, III
                                          --------------------------------------
                                          John O. Barwick, III
                                          Senior Vice President-Finance

DATED: JANUARY 13, 1998

                                 EXHIBIT INDEX

 ITEM
NUMBER    DESCRIPTION
------    -----------
  99      Press release dated January 11, 1999.